SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2008

CCF HOLDING COMPANY

(Exact name of Registrant as Specified in Charter)

Georgia	000-25846	58-2173616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Main Street, Jonesboro, Georgia 30236

(Address of Principal Executive Offices)

(770) 478-8881

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2008, Heritage Bank (the “Bank”), the wholly-owned subsidiary of CCF Holding Company, entered into amendments to the Supplemental Executive Retirement Benefits Agreements (“SERPs” and each individually a “SERP”) that were originally entered into on June 21, 2006 with each of John Bowdoin, Leonard Moreland, Mary Jo Rogers, David Turner and John Westervelt (each, an “Executive”). The amendments were primarily designed to bring the SERPs into compliance with the rules governing nonqualified deferred compensation plans under Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to each SERP, as amended, the Executive is entitled to certain retirement benefits, as described below.

Each SERP generally provides that if the Executive continues to be employed until his or her full vesting date, the Executive will be entitled to a full retirement benefit paid in monthly installments for 20 years commencing on the later of his or her retirement or attainment of age 60. The full vesting date varies among the Executives with the earliest being January 1, 2007 and the latest being January 11, 2021. If, before the full vesting date of the benefits, the Executive voluntarily terminates his or her employment with the Bank or the Bank discharges him or her for any reason other than for cause (defined in the SERP), the Executive will receive a reduced benefit paid in monthly installments for 20 years, with payments commencing at age 60. The amount of the reduced benefit varies depending upon when the termination of employment occurs. If the Executive is discharged for cause, the Executive is not entitled to any benefits under the SERP.

If the Executive becomes substantially disabled while employed by the Bank, the SERPs provide that the Executive or his or her beneficiary is entitled to the full benefit (if the benefit has fully vested) or the limited benefit (if employment is terminated prior to the full vesting date), with payments commencing promptly after the Executive’s disability.

The SERPs for Messrs. Turner and Westervelt provide that if the Executive dies while employed or after payment of benefits has commenced, but before receiving all benefit payments due as of the time of death, all originally scheduled payments or the remaining payments, as applicable, shall be made to the Executive’s beneficiary. The SERPs for Messrs. Bowdoin and Moreland and for Ms. Rogers provide that if the Executive dies before payment of benefits has commenced, then the Executive’s beneficiary will receive payments as if the Executive terminated employment due to disability. Those SERPs also provide that if the Executive dies after payment of benefits has commenced, but before receiving all benefit payments due as of the time of death, the remaining payments shall be made to the Executive’s beneficiary. The obligation to pay death benefits to Messrs. Bowdoin and Moreland and for Ms. Rogers only arises, however, if the Bank terminates the attendant Split Dollar Agreements (described in the Form 8-K filed on June 23, 2006, a form of which is filed as Exhibit 10.18 thereto) for such Executive prior to his or her death. The amendments to all of the SERPs provide that if the death benefit is paid to an individual beneficiary, it will be paid as it would have been paid to the Executive. If, however, the Executive does not designate a beneficiary, the death benefit will be paid to the Executive’s estate in a single lump sum, discounted to present value at the time of payment.

In the event of a change in control, the SERPs (other than Mr. Turner’s) provide that the Executive would be entitled to the full benefit under the SERP upon any subsequent termination of his or her employment (other than for cause) prior to the full vesting date, with payments commencing at age 60.

The Bank’s obligation to begin or continue payment of any benefits under the SERP shall cease and all remaining payments shall be forfeited in the event the Executive breaches any restrictive covenant contained in an employment agreement or under the terms of the SERP. However, this provision ceases to apply in the event of a change in control.

A form of the amendments to the SERPs is filed as Exhibit 10.20 to this Current Report on Form 8-K. A form of SERP is filed as Exhibit 10.17 to the Form 8-K filed on June 23, 2006.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.20	Form of First Amendment to Supplemental Executive Retirement Benefits Agreement, effective as of January 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CCF HOLDING COMPANY

DATE: January 23, 2008	By:	/s/ David B. Turner
David B. Turner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

10.20	Form of First Amendment to Supplemental Executive Retirement Benefits Agreement, effective as of January 1, 2008.